Exhibit 12

                        UNITED STATES CELLULAR CORPORATION
                        RATIO OF EARNINGS TO FIXED CHARGES




                                                               Six Months
                                                                 Ended
                                                             June 30, 1995
                                                          --------------------
                                                       (Dollars in thousands)
    EARNINGS
     Income from Continuing Operations before
       income taxes                                           $      54,190
       Add (Deduct):
         Minority Share of Cellular Losses                              (66)
         Earnings on Equity Method                                  (18,445)
         Distributions from Minority Subsidiaries                     3,746
         Amortization of Capitalized Interest                             2
         Minority interest in income of majority-owned
           subsidiaries that have fixed charges                         953
                                                              ---------------
                                                              $      40,380

       Add fixed charges:
         Consolidated interest expense                               15,096
         Interest Portion (1/3) of Consolidated
           Rent Expense                                               1,066
                                                              ---------------
                                                              $      56,542

    FIXED CHARGES
     Consolidated interest expense                                   15,096
     Interest Portion (1/3) of Consolidated
       Rent Expense                                                   1,066
                                                              ---------------
                                                              $      16,162

    RATIO OF EARNINGS TO FIXED CHARGES                                 3.50
                                                              ===============

     Tax-Effected Preferred Dividends                         $         ---
     Fixed Charges                                                   16,162
                                                              ---------------
       Fixed Charges and Preferred Dividends                  $      16,162

    RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                           3.50
                                                              ===============
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